Exhibit 6.1

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Software and Services License Agreement

This Software and Services License Agreement (the “Agreement”) is made and effective _____________________ (the “Effective Date”) between North Capital Investment Technology, Inc. (“Licensor” or “NCIT”), a Delaware corporation with its head office located at 623 E Fort Union Boulevard, Suite 101, Salt Lake City, UT 84047, and REITless Impact Opportunity Zone Strategies LLC(“Licensee”), a limited liability company organized and existing under the laws of the State of Delaware, located at 623 E Fort Union Boulevard, Suite 101, Salt Lake City, UT 84047.

WHEREAS, Licensor has developed certain computer programs, business processes, integrated services and documentation more particularly described in Schedule A attached hereto (“Software and Services”) and desires to grant Licensee a license to use the Software and Services.

WHEREAS, Licensee wishes to procure from Licensor Software and Services, described herein, under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor hereby agree as follows:

1.	Definitions.

When used in this Agreement, the following terms shall have the respective meanings indicated, such meanings to be applicable to both the singular and plural forms of the terms defined:

“Access Credentials” means any user name, identification number, password, license or security key, security token, PIN or other security code, method, technology or device used, alone or in combination, to verify an individual's identity and authorization to access and use the Hosted Services.

“Action” has the meaning set forth in Section 13.1.

“Agreement” has the meaning set forth in the preamble; includes this agreement and its Schedules attached hereto.

“Authorized User” means each of the individuals authorized to use the Services pursuant to Section 3.1 and the other terms and conditions of this Agreement.

“Confidential Information” means the Software, Documentation, Specifications, and terms and conditions of this Agreement. Its meaning is further set forth in Section 10.1.

“Disclosing Party” has the meaning set forth in Section 10.1.

“Documentation” means the documentation for the Software and Services – any manuals, instructions or other documents or materials that the Licensor provides or makes available to Licensee in any form or medium and which describe the functionality, components, features or requirements of the Services or Licensor Materials, including any aspect of the installation, configuration, integration, operation, use, support or maintenance thereof.

“Effective Date” has the meaning set forth in the preamble.

“Error” means a material and continuing failure of the Software and Services to function in conformity with the Specifications.

“Fees” has the meaning set forth in Section 8.1.

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“Force Majeure Event” has the meaning set forth in Section 15.1.

“Harmful Code” means any software, hardware or other technology, device or means, including any virus, worm, malware or other malicious computer code, the purpose or effect of which is to (a) permit unauthorized access to, or to destroy, disrupt, disable, distort, or otherwise harm or impede in any manner any (i) computer, software, firmware, hardware, system or network or (ii) any application or function of any of the foregoing or the security, integrity, confidentiality or use of any data Processed thereby, or (b) prevent Licensee or any Authorized User from accessing or using the Services or Licensor Systems as intended by this Agreement. Harmful Code does not include any Licensor Disabling Device.

“Hosted Services” has the meaning set forth in Section 2.1.

“Indemnitee” has the meaning set forth in Section 13.3.

“Indemnitor” has the meaning set forth in Section 13.3.

“Initial Term” has the meaning set forth in Section 11.1.

“Intellectual Property Rights” means any and all registered and unregistered rights granted, applied for or otherwise now or hereafter in existence under or related to any patent, copyright, trademark, trade secret, database protection or other intellectual property rights laws, and all similar or equivalent rights or forms of protection, in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree or other requirement of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

“License” means the license granted by Licensor to Licensee to use the Software and Services, and the regulated Documentation, in accordance with the terms and conditions of this Agreement.

“Licensee” has the meaning set forth in the preamble.

“Licensee Data” means, other than Resultant Data, information, data and other content, in any form or medium, that is collected, downloaded or otherwise received, directly or indirectly from Licensee or an Authorized User by or through the Services.

“Licensee Failure” has the meaning set forth in Section 4.2.

“Licensee Systems” means the Licensee's information technology infrastructure, including computers, software, hardware, databases, electronic systems (including database management systems) and networks, whether operated directly by Licensee or through the use of third-party services.

“Licensor” has the meaning set forth in the preamble.

“Losses” means any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the costs of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Person” means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity.

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“Personal Information” means any information that, individually or in combination, does or can identify a specific individual or device or by or from which a specific individual or device may be identified, contacted or located. Personal Information includes Authorized Users’ social security numbers or brokerage account numbers, “protected health information” as defined under the Health and Insurance Portability and Accountability Act of 1996, “Personal Data” as defined in the EU Data Protection Directive (Directive 95/46/EEC), “Personal Information” as defined under the Children's Online Privacy Protection Act of 1998, and all rules and regulations issued under any of the foregoing.

“Price” means the amount in License Fees Licensee shall pay as specified in Schedule B.

“Privacy and Security Policy” has the meaning set forth in Section 7.1.

“Process” means to take any action or perform any operation or set of operations that the SaaS Services are capable of taking or performing on any data, information or other content, including to collect, receive, input, upload, download, record, reproduce, store, organize, compile, combine, log, catalog, cross-reference, manage, maintain, copy, adapt, alter, translate or make other derivative works or improvements, process, retrieve, output, consult, use, perform, display, disseminate, transmit, submit, post, transfer, disclose or otherwise provide or make available, or block, erase or destroy. “Processing” and “Processed” have correlative meanings.

“Licensor” has the meaning set forth in the preamble.

“Licensor Disabling Device” means any software, hardware or other technology, device or means (including any back door, time bomb, time out, drop dead device, software routine or other disabling device) used by Licensor or its designee to disable Licensee's or any Authorized User's access to or use of the Services automatically with the passage of time or under the positive control of Licensor or its designee.

“Licensor Indemnitee” has the meaning set forth in Section 13.2.

“Licensor Materials” means the Service Software, Documentation and Licensor Systems and any and all other information, data, documents, materials, works and other content, devices, methods, processes, hardware, software and other technologies and inventions, including any deliverables, technical or functional descriptions, requirements, plans or reports, that are provided or used by Licensor or any Subcontractor in connection with the Services or otherwise comprise or relate to the Services or Licensor Systems. For the avoidance of doubt, Licensor Materials include Resultant Data and any information, data or other content derived from Licensor's monitoring of Licensee's access to or use of the Services, but do not include Licensee Data.

“Licensor Personnel” means all individuals involved in the performance of Services as employees, agents or independent contractors of Licensor or any Subcontractor.

“Licensor Systems” means the information technology infrastructure used by or on behalf of Licensor in performing the Services, including all computers, software, hardware, databases, electronic systems (including database management systems) and networks, whether operated directly by Licensor or through the use of third-party services.

“Receiving Party” has the meaning set forth in Section 10.1.

“Renewal Term” has the meaning set forth in Section 11.2.

“Representatives” means, with respect to a party, that party's employees, officers, directors, consultants, agents, independent contractors, service providers, sub-licensees, subcontractors and legal advisors.

“Resultant Data” means information, data and other content that is derived by or through the Services from Processing or aggregating Licensee Data and is sufficiently different from such Licensee Data that such Licensee Data cannot be reverse engineered or otherwise identified from the inspection, analysis or further Processing of such information, data or content.

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“Schedule” refers to any schedule attached to this Agreement, or any subsequently prepared document that the parties agree in writing to be considered a Schedule.

“Scheduled Downtime” has the meaning set forth in Section 5.2.

“Service Software” means the Licensor software application or applications and any third-party or other software, and all new versions, updates, revisions, improvements and modifications of the foregoing, that Licensor provides remote access to and use of as part of the Services.

“Services” means any services provided by Licensor or its contractors to the Licensee in connection with this Agreement and supplemental T+M contracts, including software as a service (SAAS), installation, configuration, integration, customization training, and/or technical support, as specified in Schedule A.

“Software” means the computer programs specified in Schedule A in machine-readable, object code form, and any computer programs delivered to Licensee in machine-readable, object code form and any updates thereto, or provided by Licensor in connection with any Services hereunder.

“Specifications” means Licensor’s current published product release definitions.

“Subcontractor” has the meaning set forth in Section 2.5.

“Term” has the meaning set forth in Section 11.2.

“Third Party Materials” means materials and information, in any form or medium, including any software, documents, data, content, specifications, products, equipment or components of or relating to the Services that are not proprietary to Licensor.

“Warranty Period” means thirty (30) days from the date of Acceptance.

2.	Services.

2.1 Services. Subject to and conditioned on Licensee's and its Authorized Users' compliance with the terms and conditions of this Agreement, during the Term, Licensor shall use commercially reasonable efforts to provide to Licensee and its Authorized Users the software and services described in the attached Schedule A and this Agreement (collectively, the “Services”) in accordance with the terms and conditions hereof, including to host, manage, operate and maintain the Service Software for remote electronic access and use by Licensee and its Authorized Users (“Hosted Services”) on an ongoing basis, except for:

(a) Scheduled Downtime in accordance with Section 5.2;

(b) Service downtime or degradation due to a Force Majeure Event;

(c) Any other circumstances beyond Licensor's reasonable control, including Licensee's or any Authorized User's use of Third Party Materials, misuse of the Hosted Services, or use of the Services other than in compliance with the express terms of this Agreement; and

(d) Any suspension or termination of Licensee's or any Authorized Users' access to or use of the Hosted Services as permitted by this Agreement.

2.2 Service and System Control. Except as otherwise expressly provided in this Agreement, as between the parties:

(a) Licensor has and will retain sole control over the operation, provision, maintenance and management of the Services and Licensor Materials, including the: (i) Licensor Systems; (ii) selection, deployment, modification and replacement of the Service Software; and (iv) performance of Service maintenance, upgrades, corrections and repairs; and

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(b) Licensee has and will retain sole control over the operation, maintenance and management of, and all access to and use of, the Licensee Systems, and sole responsibility for all access to and use of the Services and Licensor Materials by any Person by or through the Licensee Systems or any other means controlled by Licensee or any Authorized User, including any information, instructions or materials provided by any of them to the Services or Licensor.

2.3 Service Management. Each party shall, throughout the Term, maintain within its organization a service manager to serve as such party's primary point of contact for day-to-day communications, consultation and decision-making regarding the Services. Each party shall ensure its service manager has the requisite organizational authority, skill, experience and other qualifications to perform in such capacity. If either party's service manager ceases to be employed by such party or such party otherwise wishes to replace its service manager, such party shall promptly name a new service manager by written notice to the other party.

2.4 Changes. Licensor reserves the right, in its sole discretion, to make any changes to the Services and Licensor Materials that it deems necessary or useful to: (a) maintain or enhance (i) the quality or delivery of Licensor's services to its customers, (ii) the competitive strength of or market for Licensor's services or (iii) the Services' cost efficiency or performance; or (b) to comply with applicable Law.

2.5 Subcontractors. Licensor may from time to time in its discretion engage third parties to perform Services (each, a “Subcontractor”).

2.6 Suspension or Termination of Services. Licensor may, directly or indirectly, and by use of a Licensor Disabling Device or any other lawful means, suspend, terminate or otherwise deny Licensee's, any Authorized User's or any other Person's access to or use of all or any part of the Services or Licensor Materials, without incurring any resulting obligation or liability, if: (a) Licensor receives a judicial or other governmental demand or order, subpoena or law enforcement request that expressly or by reasonable implication requires Licensor to do so; or (b) Licensor believes, in its sole discretion, that: (i) Licensee or any Authorized User has failed to comply with, any term of this Agreement, or accessed or used the Services beyond the scope of the rights granted or for a purpose not authorized under this Agreement; (ii) Licensee or any Authorized User is, has been, or is likely to be involved in any fraudulent, misleading or unlawful activities; or (iii) this Agreement expires or is terminated. This Section 2.6 does not limit any of Licensor's other rights or remedies, whether at law, in equity or under this Agreement.

3.	Authorization and Licensee Restrictions.

3.1 Authorization. Subject to and conditioned on Licensee's payment of the Fees and compliance and performance in accordance with all other terms and conditions of this Agreement, Licensor hereby authorizes Licensee to access and use, subject to the terms and conditions herein and during the Term, the Services and such Licensor Materials as Licensor may supply or make available to Licensee solely for the use by and through Authorized Users (i.e., Licensee’s clients) in accordance with the conditions and limitations set forth in this Agreement and Licensor's Terms of Use. This authorization is non-exclusive and other than as may be expressly set forth in Section 16.7, non-transferable.

3.2 Reservation of Rights. Nothing in this Agreement grants any right, title or interest in or to (including any license under) any Intellectual Property Rights in or relating to, the Services, Licensor Materials or Third Party Materials, whether expressly, by implication, estoppel or otherwise. All right, title and interest in and to the Services, the Licensor Materials and the Third Party Materials are and will remain with Licensor and the respective rights holders in the Third Party Materials. Notwithstanding the foregoing, certain software code and components of the hardware and software that are used by the Licensor to provide the Software and Services may be subject to separate license agreements and terms of use established by the owner of such code or components. The proprietary rights of the Licensor apply only to the Software, Services, Processes, Documentation, and Specifications developed or owned by the Licensor, and are not intended to extend to any property used pursuant to one or more separate licensing agreements.

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3.3 Authorization Limitations and Restrictions. Licensee shall not, and shall not permit any other Person to, access or use the Services or Licensor Materials except as expressly permitted by this Agreement and, in the case of Third-Party Materials, the applicable third-party license agreement. For purposes of clarity and without limiting the generality of the foregoing, Licensee shall not, except as this Agreement expressly permits:

(a) modify or create derivative works or improvements of the Services or Licensor Materials;

(b) copy the Software and Documentation, unless for archival or backup purposes only. In such case, all titles, trademarks, and copyright, proprietary and restricted rights notices shall be reproduced in all such copies, and all copies shall be subject to the terms of this Agreement;

(c) rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer or otherwise make available any Services or Licensor Materials to any Person, including on or in connection with the internet or any time-sharing, service bureau, software as a service, cloud or other technology or service;

(d) reverse engineer, disassemble, decompile, decode, adapt or otherwise attempt to derive or gain access to the source code of the Services or Licensor Materials, in whole or in part;

(e) bypass or breach any security device or protection used by the Services or Licensor Materials or access or use the Services or Licensor Materials other than by an Authorized User through the use of his or her own then valid Access Credentials;

(f) input, upload, transmit or otherwise provide to or through the Services or Licensor Systems, any information or materials that are unlawful or injurious, or contain, transmit or activate any Harmful Code;

(g) damage, destroy, disrupt, disable, impair, interfere with or otherwise impede or harm in any manner the Services, Licensor Systems or Licensor's provision of services to any third party, in whole or in part;

(h) remove, delete, alter or obscure any trademarks, Documentation, warranties or disclaimers, or any copyright, trademark, patent or other intellectual property or proprietary rights notices from any Services or Licensor Materials, including any copy thereof;

(i) access or use the Services or Licensor Materials in any manner or for any purpose that infringes, misappropriates or otherwise violates any Intellectual Property Right or other right of any third party (including by any unauthorized access to, misappropriation, use, alteration, destruction or disclosure of the data of any other Licensor customer), or that violates any applicable Law;

(j) take any action which might lead a third party (including an Authorized User) to conclude that the Services involve the provision of investment advice or recommendations;

(k) access or use the Services or Licensor Materials for purposes of competitive analysis of the Services or Licensor Materials, the development, provision or use of a competing software service or product or any other purpose that is to the Licensor's detriment or commercial disadvantage; or

(l) otherwise access or use the Services or Licensor Materials beyond the scope of the authorization granted under Section 3.1.

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4.	Licensee Obligations.

4.1 Licensee Systems and Cooperation. Licensee shall at all times during the Term: (a) set up, maintain and operate in good repair all Licensee Systems on or through which the Services are accessed or used; and (b) provide all cooperation and assistance as Licensor may reasonably request to enable Licensor to exercise its rights and perform its obligations under and in connection with this Agreement.

4.2 Effect of Licensee Failure or Delay. Licensor is not responsible or liable for any delay or failure of performance caused in whole or in part by Licensee's delay in performing, or failure to perform, any of its obligations under this Agreement (each, a “Licensee Failure”).

4.3 Corrective Action and Notice. If Licensee becomes aware of any actual or threatened activity prohibited by Section 3.3, Licensee shall, and shall cause its Authorized Users to, immediately: (a) take all reasonable and lawful measures within their respective control that are necessary to stop the activity or threatened activity and to mitigate its effects (including, where applicable, by discontinuing and preventing any unauthorized access to the Services and Licensor Materials and permanently erasing from their systems and destroying any data to which any of them have gained unauthorized access); and (b) notify Licensor of any such actual or threatened activity.

5.	Service Levels.

5.1 Service Levels. Subject to the terms and conditions of this Agreement, Licensor will use commercially reasonable efforts to make the Hosted Services available for access and use by Licensee and its Authorized Users over the Internet at least ninety-nine (99%) of the time as measured over the course of each calendar month during the Term excluding unavailability due, in whole or in part, to any: (a) act or omission by Licensee or any Authorized User/access to or use of the Hosted Services by Licensee or any Authorized User, or using Licensee's or an Authorized User's Access Credentials, that does not strictly comply with this Agreement; (b) Licensee Failure; (c) Licensee’s or its Authorized User's Internet connectivity; (d) Force Majeure Event; (e) failure, interruption, outage or other problem with any software, hardware, system, network, facility or other matter not supplied by Licensor pursuant to this Agreement; (f) Scheduled Downtime; or (g) disabling, suspension or termination of the Services pursuant to Section 2.6. Service levels cannot be guaranteed and Licensor shall not be liable to Licensee or Authorized Users in the event the Hosted Services are unavailable.

5.2 Scheduled Downtime. Licensor will use commercially reasonable efforts to (a) schedule downtime for routine maintenance of the Hosted Services between the hours of 12:00 a.m. and 6:00 a.m., Eastern Standard Time; and (b) give Licensee at least 24 hours prior notice of all scheduled outages of the Hosted Services (“Scheduled Downtime”).

6.	Data Backup. Licensor will use commercially reasonable efforts to maintain regular data backups of Licensee Data, provided however, that LICENSOR HAS NO OBLIGATION OR LIABILITY FOR ANY LOSS, ALTERATION, DESTRUCTION, DAMAGE, CORRUPTION OR RECOVERY OF LICENSEE DATA.

7.	Security.

7.1 Licensor Systems and Security Obligations. Licensor will employ security measures in accordance with Licensor's data privacy and security policy as amended from time to time (“Privacy and Security Policy”).

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7.2 Prohibited Data. Licensee acknowledges that the Services are not designed with security and access management for Processing the following categories of information: (a) data that is classified and or used on the U.S. Munitions list, including software and technical data; (b) articles, services and related technical data designated as defense articles or defense services; and (c) ITAR (International Traffic in Arms Regulations) related data, (each of the foregoing, “Prohibited Data”). Licensee shall not, and shall not permit any Authorized User or other Person to, provide any Prohibited Data to, or Process any Prohibited Data through, the Services, the Licensor Systems or any Licensor Personnel. Licensee is solely responsible for reviewing all Licensee Data and shall ensure that no Licensee Data constitutes or contains any Prohibited Data.

7.3 Licensee Control and Responsibility. Licensee has and will retain sole responsibility for: (all Licensee Data (excluding data transmitted directly into the Licensor Systems by an Authorized User unaffiliated with Licensee), including its content and use, except as set forth in Licensor's Privacy Policy; (b) all information, instructions and materials provided by or on behalf of Licensee or any Authorized User in connection with the Services; (c) Licensee's information technology infrastructure, including computers, software, databases, electronic systems (including database management systems) and networks, whether operated directly by Licensee or through the use of third-party services (“Licensee Systems”); (d) the security and use of Licensee's and its Authorized Users' Access Credentials; and (e) all access to and use of the Services and Licensor Materials directly or indirectly by or through the Licensee Systems or its or its Authorized Users' Access Credentials, with or without Licensee’s knowledge or consent, including all results obtained from, and all conclusions, decisions and actions based on, such access or use.

7.4 Access and Security. Licensee shall employ all physical, administrative and technical controls, screening and security procedures and other safeguards necessary to: (a) securely administer the distribution and use of all Access Credentials and protect against any unauthorized access to or use of the Hosted Services; and (b) control the content and use of Licensee Data, including the uploading or other provision of Licensee Data for Processing by the Hosted Services.

8.	Fees; Payment Terms.

8.1 Fees. Licensee shall pay Licensor the fees set forth in Schedule B (“Fees”) in accordance with this Section 8.

8.2 Fee Increases. Subject to the limitations set forth in Schedule B, Licensor may increase Fees by providing written notice to Licensee at least 60 calendar days prior to the effective date of the Fee increase, and Schedule B will be deemed amended accordingly. Licensee may terminate this Agreement effective as of the date of the Fee increase upon providing written notice to Licensor within 30 days of receipt of the notice of Fee increase.

8.3 Taxes. All Fees and other amounts payable by Licensee under this Agreement are exclusive of taxes and similar assessments. Licensee is responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental or regulatory authority on any amounts payable by Licensee hereunder, other than any taxes levied or imposed on Licensor's income.

8.4 Payment. Licensee shall pay all Fees immediately upon receipt of invoice (within 30 days after the date of the invoice therefor). Licensee shall make all payments hereunder in US dollars in the manner as specified in Schedule B or to such other address or account as Licensor may specify in writing from time to time.

8.5 Late Payment. If Licensee fails to make any payment when due then, in addition to all other remedies that may be available:

(a) Licensor may charge interest on the past due amount at the rate of 3% per month, calculated daily and compounded monthly, or, if lower, the highest rate permitted under applicable Law. Such interest may accrue after as well as before any judgment relating to collection of the amount due;

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(b) Licensee shall reimburse Licensor for all costs incurred by Licensor in collecting any late payments or interest, including attorneys' fees, court costs and collection agency fees; and

(c) if such failure continues for 10 days following written notice thereof, Licensor may suspend performance of the Services until all past due amounts and interest thereon have been paid, without incurring any obligation or liability to Licensee or any other Person by reason of such suspension.

8.6 No Deductions or Setoffs. All amounts payable to Licensor under this Agreement shall be paid by Licensee to Licensor in full without any setoff, recoupment, counterclaim, deduction, debit or withholding for any reason (other than any deduction or withholding of tax as may be required by applicable Law).

9.	Intellectual Property Rights.

9.1 Services and Licensor Materials. All right, title and interest in and to the Software, Services, Processes, Specifications and Licensor Materials, including all Intellectual Property Rights therein (such as copyright, patent, trade, secret and all other of whatever nature), are and will remain with Licensor and the respective rights holders in the Third-Party Materials. Licensee has no right, license or authorization with respect to any of the Services or Licensor Materials (including Third-Party Materials) except as expressly set forth in Section 3.1 or the applicable third-party license, in each case subject to Section 3.3 All other rights in and to the Services and Licensor Materials (including Third-Party Materials) are expressly reserved by Licensor and the respective third-party licensors.

9.2 Consent to Use Licensee Data. Licensee hereby irrevocably grants all such rights and permissions in or relating to Licensee Data: (a) to Licensor, its Subcontractors and the Licensor Personnel as are necessary or useful to perform the Services; and (b) to Licensor as are necessary or useful to enforce this Agreement and exercise its rights and perform its hereunder.

10.	Confidentiality.

10.1 Confidential Information. In connection with this Agreement each party (as the “Disclosing Party”) may disclose or make available Confidential Information to the other party (as the “Receiving Party”). Subject to Section 10.2, “Confidential Information” means information in any form or medium (whether oral, written, electronic or other) that the Disclosing Party considers confidential or proprietary, including information consisting of or relating to the Disclosing Party’s technology, trade secrets, know-how, business operations, plans, strategies, customers, and pricing, and information with respect to which the Disclosing Party has contractual or other confidentiality obligations, in each case whether or not marked, designated or otherwise identified as “confidential”. Without limiting the foregoing: all Licensor Materials are the Confidential Information of Licensor and the terms of this Agreement are the Confidential Information of Licensor.

10.2 Exclusions. Confidential Information does not include information that the Receiving Party can demonstrate by written or other documentary records: (a) was rightfully known to the Receiving Party without restriction on use or disclosure prior to such information's being disclosed or made available to the Receiving Party in connection with this Agreement; (b) was or becomes generally known by the public other than by the Receiving Party's or any of its Representatives' noncompliance with this Agreement; (c) was or is received by the Receiving Party on a non-confidential basis from a third party that was not or is not, at the time of such receipt, under any obligation to maintain its confidentiality; or (d) the Receiving Party can demonstrate by written or other documentary records was or is independently developed by the Receiving Party without reference to or use of any Confidential Information.

10.3 Protection of Confidential Information. As a condition to being provided with any disclosure of or access to Confidential Information, the Receiving Party shall:

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(a) not access or use Confidential Information other than as necessary to exercise its rights or perform its obligations under and in accordance with this Agreement;

(b) except as may be permitted by and subject to its compliance with Section 10.4, not reveal, disclose or permit access to Confidential Information other than to its Representatives who: (i) need to know such Confidential Information for purposes of the Receiving Party's exercise of its rights or performance of its obligations under and in accordance with this Agreement; (ii) have been informed of the confidential nature of the Confidential Information and the Receiving Party's obligations under this Section 10.3; and (iii) are bound by confidentiality and restricted use obligations at least as protective of the Confidential Information as the terms set forth in this Section 10.3;

(c) safeguard and protect the Confidential Information from theft, piracy or unauthorized use, access or disclosure using at least the degree of care it uses to protect its similarly sensitive information and in no event less than a reasonable degree of care; and

(d) ensure its Representatives' compliance with, and be responsible and liable for any of its Representatives' non-compliance with, the terms of this Section 10.

(e) notify Disclosing Party immediately upon discovery of any prohibited use or disclosure of the Confidential Information, or any other breach of these confidentiality obligations by Receiving Party, and shall fully cooperate with Disclosing Party to help Disclosing Party regain possession of the Confidential Information and prevent the further prohibited use or disclosure of the Confidential Information.

10.4 Compelled Disclosures. If the Receiving Party or any of its Representatives is compelled by applicable Law to disclose any Confidential Information then, to the extent permitted by applicable Law, the Receiving Party shall: (a) promptly, and prior to such disclosure, notify the Disclosing Party in writing of such requirement so that the Disclosing Party can seek a protective order or other remedy or waive its rights under Section 10.3; and (b) provide reasonable assistance to the Disclosing Party in opposing such disclosure or seeking a protective order or other limitations on disclosure. If the Disclosing Party waives compliance or, after providing the notice and assistance required under this Section 10.4, the Receiving Party remains required by Law to disclose any Confidential Information, the Receiving Party shall disclose only that portion of the Confidential Information that the Receiving Party is legally required to disclose and, on the Disclosing Party's request, shall use commercially reasonable efforts to obtain assurances from the applicable court or other presiding authority that such Confidential Information will be afforded confidential treatment.

11.	Term and Termination.

11.1 Initial Term. The initial term of this Agreement commences as of the Effective Date and, unless terminated earlier pursuant any of the Agreement's express provisions, will continue in effect for one (1) year (the “Initial Term”).

11.2 Renewal. This Agreement will automatically renew for additional successive one-year terms unless earlier terminated pursuant to this Agreement's express provisions or either party gives the other party written notice of non-renewal at least ninety (90) days prior to the expiration of the then-current term (each a “Renewal Term” and, collectively with the Initial Term, the “Term”).

11.3 Termination. In addition to any other express termination right set forth elsewhere in this Agreement:

(a) Licensor may terminate this Agreement, effective on written notice to Licensee, if Licensee: (i) fails to pay any amount when due hereunder, and such failure continues more than 30 days after Licensor's delivery of written notice thereof; or (ii) breaches any of its obligations under Section 3.3 (Use Limitations and Restrictions), Section 7.2 (Prohibited Data) or Section 10 (Confidentiality). Either party may terminate this Agreement upon 90 days written notice to the other for any commercial or business reason.

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(b) Either party may terminate this Agreement, effective on written notice to the other party, if the other party materially breaches this Agreement, and such breach: (i) is incapable of cure within three business days of Licensor’s notice to Licensee of the breach and Licensor’s intent to terminate the License; or (ii) being capable of cure, remains uncured thirty (30) days after the non-breaching party provides the breaching party with written notice of such breach; and

(c) Either party may terminate this Agreement, effective immediately upon written notice to the other party, if the other party: (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (iii) makes or seeks to make a general assignment for the benefit of its creditors; or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

11.4 Effect of Expiration or Termination. Upon any expiration or termination of this Agreement, except as expressly otherwise provided in this Agreement:

(a) all rights, licenses, consents and authorizations granted by either party to the other hereunder will immediately terminate;

(b) Licensor shall promptly cease all use of any Licensee Data or Licensee's Confidential Information and erase all Licensee Data and Licensee's Confidential Information from all systems Licensor directly or indirectly controls, provided that, (i) for clarity, Licensor's obligations under this Section 11.4(b) do not apply to any Resultant Data, and (ii) Licensor may retain Licensee Data or Licensee Confidential Information in its regular backup or archived files, or as required by law;

(c) Licensee shall promptly cease all use of any Services or Licensor Materials and (i) promptly return to Licensor, or at Licensor's written request destroy, all documents and tangible materials containing, reflecting, incorporating or based on any Licensor Materials or Licensor's Confidential Information; and (ii) permanently erase all Licensor Materials and Licensor's Confidential Information from all systems Licensee directly or indirectly controls, provided that Licensee may retain Licensor Materials or Licensor's Confidential Information in its regular backup or archived files, or as required by law. Licensor shall be entitled to enter the Licensee’s Location(s) to repossess and remove the Software, Documentation, and any other Confidential Information. Licensee shall, within thirty (30) days from the effective date of the termination, certify in writing by an officer or director of the party that all copies of the Software and Documentation have been returned, deleted and destroyed.

(d) notwithstanding anything to the contrary in this Agreement, with respect to information and materials then in its possession or control: (i) the Receiving Party may retain the Disclosing Party's Confidential Information in its then current state and solely to the extent and for so long as required by applicable Law; (ii) Licensor may also retain Licensee Data in its backups, archives and disaster recovery systems until such Licensee Data is deleted in the ordinary course; and (iii) all information and materials described in this Section 11.4(c) will remain subject to all confidentiality, security and other applicable requirements of this Agreement;

(e) Licensor may disable all Licensee and Authorized User access to the Hosted Services and Licensor Materials;

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(f) if Licensee terminates this Agreement pursuant to Section 11.3(b), Licensee will be relieved of any obligation to pay any Fees attributable to the period after the effective date of such termination and Licensor will refund to Licensee Fees paid in advance for Services that Licensor has not performed as of the effective date of termination; and

(g) if Licensor terminates this Agreement pursuant to Section 11.3(a) or Section 11.3(b), all Fees that would have become payable had the Agreement remained in effect until expiration of the Term will become immediately due and payable, and Licensee shall pay such Fees, together with all previously-accrued but not yet paid Fees, on receipt of Licensor's invoice therefor.

11.5 Surviving Terms. The provisions set forth in the following sections, and any other right or obligation of the parties in this Agreement that, by its nature, should survive termination or expiration of this Agreement, will survive any expiration or termination of this Agreement: Section 3.3, Section 10, Section 11.4, this Section 11.5, Section 12, Section 13, Section 14 and Section 16.

12.	Representations and Warranties.

12.1 Mutual Representations and Warranties. Each party represents and warrants to the other party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity under the Laws of the jurisdiction of its incorporation or other organization;

(b) it has the full right, power and authority to enter into and perform its obligations and grant the rights, licenses, consents and authorizations it grants or is required to grant under this Agreement;

(c) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such party; and

(d) when executed and delivered by both parties, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

12.2 Additional Licensor Representations, Warranties and Covenants. Licensor represents, warrants and covenants to Licensee that Licensor will perform the Services using personnel of required skill, experience and qualifications and in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and will devote adequate resources to meet its obligations under this Agreement. Licensor also represents to Licensee that (1) during the term of the Agreement, the Software shall operate without any material Errors; and (2) upon notification to Licensor during the Warranty Period of any Errors, the Licensor’s sole liability, and Licensee’s sole remedy, will be Licensor’s use of reasonable efforts during its normal business hours and at no cost to Licensee to correct such Errors which are verifiable and reproducible by Licensor, excluding any Errors caused by uses of the Software and Services which were not in accordance with the Specifications. Alternatively, in Licensor’s sole discretion, the Licensor may refund the portion of the prepaid Price applicable to the portion of the Software that is defective.

12.3 Additional Licensee Representations, Warranties and Covenants. Licensee represents, warrants and covenants to Licensor that Licensee owns or otherwise has and will have the necessary rights and consents in and relating to the Licensee Data so that, as received by Licensor and Processed in accordance with this Agreement, they do not and will not infringe, misappropriate or otherwise violate any Intellectual Property Rights, or any privacy or other rights of any third party or violate any applicable Law. Licensee acknowledges and agrees that the Services provided by Licensor under this Agreement are administrative and technological in nature and that Licensor is not providing investment advice, or otherwise acting in an investment advisory capacity, to Licensee or any Authorized User(s).

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12.4 DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 12.1, SECTION 12.2 AND SECTION 12.3, ALL SERVICES AND LICENSOR MATERIALS ARE PROVIDED “AS IS” AND LICENSOR HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHER, AND LICENSOR SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OR TRADE PRACTICE. LICENSOR DOES NOT PROVIDE ANY INVESTMENT ADVISORY SERVICE, DUE DILIGENCE, BROKERAGE, FINANCIAL MANAGEMENT, TAX, ACCOUNTING OR ANY OTHER PROFESSIONAL SERVICE, AND ANY ADVICE OR OTHER INFORMATION OBTAINED THROUGH LICENSOR’S PRODUCTS AND SERVICES WILL BE USED BY LICENSEE AND ITS AUTHORIZED USERS SOLELY AT THEIR OWN RISK. WITHOUT LIMITING THE FOREGOING, LICENSOR MAKES NO WARRANTY OF ANY KIND THAT THE SERVICES OR LICENSOR MATERIALS, OR ANY PRODUCTS OR RESULTS OF THE USE THEREOF, WILL MEET LICENSEE'S OR ANY OTHER PERSON'S REQUIREMENTS, OPERATE WITHOUT INTERRUPTION, ACHIEVE ANY INTENDED RESULT, BE COMPATIBLE OR WORK WITH ANY SOFTWARE, SYSTEM OR OTHER SERVICES, OR BE SECURE, ACCURATE, COMPLETE, FREE OF HARMFUL CODE OR ERROR FREE. ALL THIRD-PARTY MATERIALS ARE PROVIDED “AS IS” AND ANY REPRESENTATION OR WARRANTY OF OR CONCERNING ANY THIRD PARTY MATERIALS IS STRICTLY BETWEEN LICENSEE AND THE THIRD-PARTY OWNER OR DISTRIBUTOR OF THE THIRD-PARTY MATERIALS.

13.	Indemnification.

13.1 Licensor Indemnification. Licensor shall indemnify, defend and hold harmless Licensee from and against any and all Losses incurred by such Licensee arising out of or relating to any claim, suit, action or proceeding (each, an “Action”) by a third party (other than an Affiliate of Licensee) to the extent that such Losses arise from any allegation in such Action that Licensee's or an Authorized User's use of the Services (excluding Licensee Data and Third Party Materials) in compliance with this Agreement infringes a U.S. Intellectual Property Right. The foregoing obligation does not apply to any Action or Losses arising out of or relating to any:

(a) access to or use of the Services or Licensor Materials in combination with any hardware, system, software, network or other materials or service not provided or authorized in writing by Licensor;

(b) modification of the Services or Licensor Materials other than: (i) by or on behalf of Licensor; or (ii) with Licensor's written approval in accordance with Licensor's written specification;

(c) failure to timely implement any modifications, upgrades, replacements or enhancements made available to Licensee by or on behalf of Licensor; or

(d) act, omission or other matter described in Section 13.2(a), Section 13.2(c), Section 13.2(d) or Section 13.2(f), whether or not the same results in any Action against or Losses by any Licensor Indemnitee.

13.2 Licensee Indemnification. Licensee shall indemnify, defend and hold harmless Licensor and its Subcontractors and Affiliates, and each of its and their respective officers, directors, employees, agents, successors and assigns (each, a “Licensor Indemnitee”) from and against any and all Losses incurred by such Licensor Indemnitee in connection with any Action by a third party (other than an Affiliate of a Licensor Indemnitee) that arises out of or relates to any:

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(a) Licensee Data, including any Processing of Licensee Data by or on behalf of Licensor in accordance with this Agreement;

(b) securities offering facilitated by the Licensee or its representatives, including any and all data and documentation related to such offering, the due diligence related to such offering, and/or the determination of suitability or qualification of a prospective investor for an offering,

(c) any other materials or information (including any documents, data, specifications, software, content or technology) provided by or on behalf of Licensee or any Authorized User, including Licensor's compliance with any specifications or directions provided by or on behalf of Licensee or any Authorized User to the extent prepared without any contribution by Licensor;

(d) brokerage services or investment advice; recommendations regarding any particular investment, security or course of action; offers to invest or to provide financial analysis or management services; or similar advice, offers or guidance to Authorized Users, which shall remain the sole responsibility of Licensee;

(e) allegation of facts that, if true, would constitute Licensee's breach of any of its representations, warranties, covenants or obligations under this Agreement; or

(f) negligence or more culpable act or omission (including recklessness or willful misconduct) by Licensee, any Authorized User, or any third party on behalf of Licensee or any Authorized User, in connection with this Agreement.

(g) any claim related to or arising out of a financial transaction brought by any third party based on the use of the Software;

13.3 Indemnification Procedure. Each party shall promptly notify the other party in writing of any Action for which such party believes it is entitled to be indemnified pursuant to Section 13.1 or Section 13.2, as the case may be. The party seeking indemnification (the “Indemnitee”) shall cooperate with the other party (the “Indemnitor”) at the Indemnitor's sole cost and expense. The Indemnitor shall immediately take control of the defense and investigation of such Action and shall employ counsel reasonably acceptable to the Indemnitee to handle and defend the same, at the Indemnitor's sole cost and expense. The Indemnitee's failure to perform any obligations under this Section 13.3 will not relieve the Indemnitor of its obligations under this Section 13 except to the extent that the Indemnitor can demonstrate that it has been materially prejudiced as a result of such failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

13.4 Mitigation. If any of the Services or Licensor Materials are, or in Licensor's opinion are likely to be, claimed to infringe, misappropriate or otherwise violate any third-party Intellectual Property Right, or if Licensee's or any Authorized User's use of the Services or Licensor Materials is enjoined or threatened to be enjoined, Licensor may, at its option and sole cost and expense:

(a) obtain the right for Licensee to continue to use the Services and Licensor Materials materially as contemplated by this Agreement;

(b) modify or replace the Services and Licensor Materials, in whole or in part, to seek to make the Services and Licensor Materials (as so modified or replaced) non-infringing, while providing substantially equivalent features and functionality, in which case such modifications or replacements will constitute Services and Licensor Materials, as applicable, under this Agreement; or

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(c) by written notice to Licensee, terminate this Agreement and require Licensee to immediately cease any use of and destroy or return all copies of the Software, Services and Licensor Materials in its possession or under its control.

THIS SECTION 13 SETS FORTH LICENSEE'S SOLE REMEDIES AND LICENSOR'S SOLE LIABILITY AND OBLIGATION FOR ANY ACTUAL, THREATENED OR ALLEGED CLAIMS THAT THIS AGREEMENT OR ANY SUBJECT MATTER HEREOF (INCLUDING THE SERVICES AND LICENSOR MATERIALS) INFRINGES, MISAPPROPRIATES OR OTHERWISE VIOLATES ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHT.

14.	Limitations of Liability.

14.1 EXCLUSION OF DAMAGES. LICENSOR AND ITS LICENSORS, SERVICE LICENSORS AND SUPPLIERS SHALL NOT BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF WARRANTY, MISREPRESENTATIONS AND OTHERWISE, FOR ANY: (a) LOSS OF PRODUCTION, USE, BUSINESS, REVENUE OR PROFIT OR DIMINUTION IN VALUE; (b) IMPAIRMENT, INABILITY TO USE OR LOSS, INTERRUPTION OR DELAY OF THE SERVICES, (c) LOSS, DAMAGE, CORRUPTION OR RECOVERY OF DATA, OR BREACH OF DATA OR SYSTEM SECURITY, OR (d) CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, ENHANCED OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER SUCH PERSONS WERE ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. BOTH PARTIES UNDERSTAND AND AGREE THAT THE REMEDIES AND LIMITATIONS HEREIN ALLOCATE THE RISKS OF PRODUCT AND SERVICE NONCONFORMITY BETWEEN THE PARTIES AS AUTHORIZED BY APPLICABLE LAWS. THE FEES HEREIN REFLECT, AND ARE SET IN RELIANCE UPON, THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES SET FORTH IN THIS AGREEMENT.

14.2 CAP ON MONETARY LIABILITY. IN ANY EVENT, THE COLLECTIVE AGGREGATE LIABILITY OF LICENSOR UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY AND OTHERWISE, SHALL BE LIMITED TO THE LESSER OF THE AMOUNT PAID TO LICENSOR BY LICENSEE UNDER THIS AGREEMENT OR $10,000. THE FOREGOING LIMITATION APPLIES NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

15.	Force Majeure.

15.1 No Breach or Default. In no event will either party be liable or responsible to the other party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any payment obligation) when and to the extent such failure or delay is caused by any circumstances beyond such party's reasonable control (a “Force Majeure Event”), including acts of God, flood, fire, earthquake or explosion, war, terrorism, invasion, riot or other civil unrest, embargoes or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labor stoppages or slowdowns or other industrial disturbances, passage of Law or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota or other restriction or prohibition or any complete or partial government shutdown, or national or regional shortage of adequate power or telecommunications or transportation. Either party may terminate this Agreement if a Force Majeure Event continues substantially uninterrupted for a period of 30 days or more.

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15.2 Affected Party Obligations. In the event of any failure or delay caused by a Force Majeure Event, the affected party shall give prompt written notice to the other party stating the period of time the occurrence is expected to continue and use commercially reasonable efforts to end the failure or delay and minimize the effects of such Force Majeure Event.

16.	Miscellaneous.

16.1 Further Assurances. Upon a party's reasonable request, the other party shall, at the requesting party's sole cost and expense, execute and deliver all such documents and instruments, and take all such further actions, necessary to give full effect to this Agreement.

16.2 Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

16.3 Public Announcements. Neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or otherwise use the other party's trademarks, service marks, trade names, logos, domain names or other indicia of source, affiliation or sponsorship, in each case, without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that Licensor may, without Licensee's consent, include Licensee's name and logo in its lists of Licensor's current or former customers in promotional and marketing materials.

16.4 Notices. Unless otherwise agreed to by the parties, all notices, requests, consents, claims, demands, waivers and other communications under this Agreement have binding legal effect only if in writing and addressed to a party as follows (or to such other address or such other person that such party may designate from time to time in accordance with this Section 16.4):

If to Licensor:	Attn: James Dowd North Capital Investment Technology, Inc. 623 E Fort Union Boulevard, Suite 101 Midvale, UT 84047
If to Licensee:	Attn: James Dowd REITless Impact Opportunity Zone Strategies LLC 623 E Fort Union Boulevard, Suite 101 Midvale, UT 84047

Notices sent in accordance with this Section 16.4 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by facsimile, with confirmation of transmission, if sent during the addressee's normal business hours, and on the next business day, if sent after the addressee's normal business hours; and (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

16.5 Interpretation. The parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Further, the headings used in this agreement are for convenience only and are not intended to be used as an aid to interpretation.

16.6 Entire Agreement. This Agreement, together with its Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement between the parties with respect to the subject matter of this Agreement and supersedes and merges all prior and contemporaneous proposals, understandings, agreements, representations and warranties, both written and oral, between the parties relating to such subject matter. In the event of any inconsistency between this Agreement and its Schedules, the terms and conditions of this Agreement shall govern.

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16.7 Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without Licensor's prior written consent. No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. Any purported assignment, delegation or transfer in violation of this Section 16.7 is void. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective permitted successors and assigns.

16.8 Non-Solicitation.

(a) Licensor shall not, without the prior written consent of Licensee, knowingly or intentionally solicit any of Licensee’s Authorized Users, provided, however, that this clause shall not prohibit Licensor from (a) accepting unsolicited business from any person or party; or (b) engaging in any general solicitation or targeted marketing activity without utilization of Licensee Data.

(b) Licensee shall not solicit the employment of nor employ any Licensor personnel who has been directly involved in the development, sale, installation, or support of the Software for a period of two (2) years from the later of the termination of such individual's employment at Licensor or the last date of Acceptance of any Software.

16.9 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.10 Amendment and Modification; Waiver. No amendment to or modification of this Agreement is effective unless it is in writing and signed by an authorized representative of each party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16.11 Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.12 Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Any legal suit, action or proceeding arising out of or related to this Agreement or the licenses granted hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of California in each case located in San Francisco, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. In the event of any litigation or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation or other dispute arising as a result of or by reason of this Agreement, the prevailing party in any such litigation or other dispute shall be entitled to, in addition to any other damages assessed, its reasonable attorney’s fees, and all other costs and expenses incurred in connection with settling or resolving such dispute.

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16.13 Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

16.14 Equitable Relief. Each party acknowledges and agrees that a breach or threatened breach by such party of any of its obligations under Section 10 or, in the case of Licensee, Section 3.3, Section 4.3 or Section 7.2, would cause the other party irreparable harm for which monetary damages would not be an adequate remedy and agrees that, in the event of such breach or threatened breach, the other party will be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from any court, without any requirement to post a bond or other security, or to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity or otherwise.

16.15 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

North Capital Investment Technology, Inc.

Signature:

Name: James P Dowd
Title: Managing Director
Date:

Licensee: REITless Impact Opportunity Zone Strategies LLC

By: North Capital, Inc, its manager

Signature:

Name: James P Dowd

Title: CEO

Date:

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SCHEDULE A

Software and SERVICES

The following Services will be provided under this Agreement and the applicable fees and expenses listed in Schedule B will apply.

_______

Summary of Services

1.    TransactAPI

•     One instance of TransactAPI to be used in a live production environment (PROD).

•     One instance of TransactAPI to be used for pre-production testing purposes (STAGING).

•     Installation and functional configuration of the two instances above, according to the software and services specifications for TransactAPI.

_______

2.    White-label Platform

•     All of the services in (1) above, plus

•     One instance of White-label Platform Technology to be used in a live production environment (PROD).

•     One instance of White-label Platform Technology to be used for pre-production testing purposes (STAGING).

•     Installation and functional configuration of the two instances above, according to the software and services specifications.

_______

3.    DirectInvest Button

•     TransactAPI Client ID and access to the Client Admin Environment

•     Creation of one offering in TransactAPI

•     Embed and sharing capabilities for integration of the DirectInvest Button Technology

Each of the Services may be updated or modified from time to time, and tools and features may be added or removed, as determined in NCIT’s sole discretion.

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SCHEDULE B

FEES AND EXPENSES

(1)	TransactAPI Basic Licensing and Service Fee

A. Installation and setup fee of $0, which includes basic installation of a client instance in the TAPI Admin Console, support, and troubleshooting during the integration period.

B. Basic licensing and service fee of $0 per month, payable quarterly in advance, upon receipt of production credentials.

C. If NCPS is the broker-of-record for Licensee securities offerings, the Basic licensing and service fee will be discounted to $0 per month, payable quarterly in advance, upon receipt of production credentials.

(2)	White-label Platform Basic Licensing and Service Fee

A. Installation and setup fee of $0, which includes basic installation of a dedicated portal instance and a client instance in the TAPI Admin Console, support, and troubleshooting during the integration period. Also includes basic customization and branding limited to 30 hours.

B. Basic licensing and service fee of $0 per month, payable quarterly in advance, upon completion of installation.

C. If NCPS is the broker-of-record for Licensee securities offerings, the Basic licensing and service fee of $0 per month, payable quarterly in advance, upon completion of installation.

(3)	DirectInvest Button Basic License and Service Fee

A. Installation and set-up fee of $0, which includes basic setup of one offering and one DirectInvest Button offering, a client instance in the TAPI Admin Console, support, and troubleshooting during integration period.

B. Basic licensing and service fee of $0 per month, or part thereof, per offering for the duration of the offering beginning at the “go-live date” as specified by the Licensee, payable at the beginning of each month.

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Any contractual agreements with third party vendors are not subject to the terms of this Agreement, unless otherwise provided for herein. References to third party fees, expenses, expense rates, and cost estimates are for indicative purposes only. Such fees may include but are not limited to the following:

•	Design and branding
•	UX design
•	Independent project management
•	Custom development
•	System integration services
•	Testing services
•	System configuration, administration, and support
•	Dedicated servers
•	Backups and storage
•	Disaster recovery
•	Bandwidth and load balancing
•	DNS management
•	Email marketing and support
•	Electronic document management systems (Docusign / Echosign)
•	Identity verification checks (KYC/OFAC/AML)
•	Accreditation verification checks
•	Payment processing fees
•	SSL Certificates

All payments shall be in US dollars and made at Licensor's option by credit card, check or wire transfer.

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SCHEDULE C

T+M FEES AND EXPENSES

Schedule C is provided for information purposes only. Any and all custom development work will be charged on a time and material (“T+M”) basis unless otherwise agreed in writing.

The following hourly rate card will apply. Licensor reserves the right to update the rate card with 30 days prior written notice.

Solutions Architect	$0
Senior Consultant	$0
Project Manager	$0
Developer	$0

Discount for 100 hour prepaid block: N/A

Discount for 250 hour prepaid block: N/A

Materials and services provided by parties other than the Licensor, including but not limited to the list of services in Schedule B, will be billed at cost, subject to Licensee’s prior approval.

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